Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PARTS iD, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of securities to be registered	Fee calculation rule	Amount to be registered(1)		Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Fee rate	Amount of registration fee(3)
Equity	Class A common stock, $0.0001 par value	457(c) and 457(h)	5,000,000	(2)	$0.261	$1,305,000	0.0001102	$143.81
Total Offering Amounts						$1,305,000		$143.81
Total Fee Offsets								-
Net Fee Due								$143.81

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of shares of Class A common stock $0.0001 par value per share (“Common Stock”) of PARTS iD, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions, effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)	Represents additional 5,000,000 shares of Common Stock of the Registrant, par value $0.0001, that may become issuable under the Registrant’s Amended and Restated 2020 Equity Incentive Plan (the “Amended Plan”).

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Common Stock reported on the NYSE American Stock Market on August 17, 2023 (i.e., $0.261).